Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

Ovid Therapeutics Inc.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2017 Equity Incentive Plan Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	3,534,599 (2)	$3.03(3)	$10,709,865(3)	$0.00014760	$1,581

Total Offering Amounts					$10,709,865		—

Total Fee Offsets							—

Net Fee Due							$1,581

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Ovid Therapeutics Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

(2)

Represents additional shares of the Registrant’s Common Stock reserved for future grant under the Ovid Therapeutics Inc. 2017 Equity Incentive Plan (the “2017 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2024 pursuant to the terms of the 2017 Plan. The 2017 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2017 Plan commencing on January 1, 2018 and ending on (and including) or January 1, 2027 in an amount equal to the lesser of (a) 5% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Select Market on May 10, 2024.